Exhibit 5.3

DLA Piper Luxembourg
37A, Avenue John F. Kennedy
L-1855 Luxembourg
T +352 26 29 04 2052
F +352 26 29 04 3000
W www.dlapiper.com

Medtronic Global Holdings	Our reference
S.C.A.
3b, Boulevard Prince Henri L-1724 Luxembourg Grand Duchy of Luxembourg (“Addressee” or “you”)	LM/CN LU/4100091/6

July 2, 2019

By Courier and E-mail

Dear Sir

Dear Madam

1.	ROLE OF DLA PIPER LUXEMBOURG

1.1

DLA Piper Luxembourg (“DLA Piper Luxembourg”, “we” or “us”) has acted as special legal adviser in the Grand Duchy of Luxembourg (“Luxembourg”) to Medtronic Global Holdings S.C.A., a partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand Duchy of Luxembourg, with its registered office at 3b, Boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) (“RCS”) under number B 191129 (“Issuer”).

1.2

This legal opinion (“Opinion”) is issued in connection with the public offer and sale by the Issuer (“Offering”) of (i) EUR 250,000,000 aggregate principal amount of floating rate senior notes due 2021 (“Floating Rate Notes”), EUR 750,000,000 aggregate principal amount of 0.00 % senior notes due 2022 (“2022 Notes”), EUR 1,000,000,000 aggregate principal amount of 0.25 % senior notes due 2025 (“2025 Notes”), EUR 1,000,000,000 aggregate principal amount of 1.00 % senior notes due 2031 (“2031 Notes”) and EUR 1,000,000 aggregate principal amount of 1.50 % senior notes due 2039 (“2039 Notes”), and EUR 1,000,000,000 aggregate principal amount of 1.75 % senior notes due 2049 (“2049 Notes”, and together with the Floating Rate Notes, the 2022 Notes, the 2025 Notes, the 2031 Notes and the 2039 Notes, the “Fixed Rate Notes”). The Floating Rate Notes and the Fixed Rate Notes are referred to collectively as the “Notes” pursuant to the terms of a New York law governed underwriting agreement, dated June 25, 2019 entered into by and among the Issuer as issuer, Medtronic Public Limited Company (“Medtronic PLC”) and Medtronic, Inc. and the underwriters as listed in Schedule I of the Underwriting Agreement (“Underwriting Agreement”). The Floating Rate Notes are further issuances of, fully fungible with, rank equally in right of payment with, and form a single series with the EUR 500,000,000 aggregate principal amount of Floating Rate Notes due 2021 issued by the Issuer on March 7, 2019. The Floating Rate Notes will be issued pursuant to the Senior Indenture

DLA Piper Luxembourg, is a société à responsabilité limitée registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 172.454

DLA Piper Luxembourg is a law firm registered on List V of the Luxembourg bar (ordre des avocats du Barreau de Luxembourg).

DLA Piper Luxembourg is part of DLA Piper, a global law firm, operating through various separate and distinct legal entitles.

A list of offices of DLA Piper and regulatory information can be found at www.dlapiper.com

Luxembourg switchboard

+352 26 29 04 1

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(as defined in 2.1.1), as supplemented by the Second Supplemental Indenture (as defined in 2.1.2) and the remaining Notes will be issued pursuant to the Senior Indenture, as supplemented by the Third Supplemental Indenture (as defined in 2.1.3).

1.3

The Offering is being made pursuant to the Issuer’s Registration Statement (as defined in 2.1.4) that includes the Preliminary Prospectus Supplement (as defined in 2.1.6) and the Prospectus Supplement (as defined in 2.1.7) supplementing the Base Prospectus (as defined in 2.1.5).

1.4	We have taken instructions solely from, participated in discussions solely with and advised only, the Issuer regarding the provisions contained in the Opinion Documents.

2.	DOCUMENTS EXAMINED

2.1	For the purposes of rendering this Opinion, we have examined and relied upon electronically transmitted executed copies of the following documents (“Opinions Documents”):

2.1.1

a New York law governed senior indenture dated March 28, 2017 entered into by and among the Issuer as issuer, Medtronic PLC and Medtronic, Inc. as guarantors (“Guarantors”) and Wells Fargo Bank, National Association as trustee (“Trustee”), as amended (“Senior Indenture”);

2.1.2

a New York law governed second supplemental indenture to the Senior Indenture dated March 7, 2019 entered into by and among the Issuer as issuer, the Guarantors as guarantors, the Trustee and Elavon Financial Services DAC as the paying agent (“Second Supplemental Indenture”);

2.1.3

a New York law governed third supplemental indenture to the Senior Indenture dated July 2, 2019 entered into by and among the Issuer as issuer, the Guarantors as guarantors, the Trustee and Elavon Financial Services DAC as the paying agent (“Third Supplemental Indenture” and together with the Second Supplemental Indenture and the Senior Indenture, the “Indenture”);

2.1.4	a registration statement on Form S-3, filed with the United States Securities and Exchange Commission (“SEC”) on February 6, 2017 (“Registration Statement”);

2.1.5	a base prospectus dated February 3, 2017 (“Base Prospectus”),

2.1.6	a preliminary prospectus supplement dated June 25, 2019 supplementing the Base Prospectus (“Preliminary Prospectus Supplement”);

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2.1.7	a prospectus supplement dated June 25, 2019 supplementing the Base Prospectus (“Prospectus Supplement”);

2.1.8	a New York law governed execution copy of the Notes.

Capitalised terms used but not defined in this Opinion shall have the same meaning as in the Opinion Documents.

2.2

For the purposes of rendering this Opinion, but without opining on those documents, we have also examined an electronically transmitted (executed) copy of the following documents (together, the “Corporate Documents”) with respect to the Issuer and the General Partner:

2.2.1	the consolidated text of the articles of association (statuts coordonnés) of the Issuer dated 26 June 2015 (“Issuer Articles”);

2.2.2

the consolidated articles of association (statuts coordonnés) of Medtronic Global Holdings GP S.à r.l., a private limited liability Issuer (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 3b, Boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 191031 (“General Partner”) dated 1 October 2015 (“GP Articles” and together with the Issuer Articles, “Articles”);

2.2.3	the pricing action of the authorized officer of the Issuer acting through the General Partner as its general partner on its behalf dated June 25, 2019 (“Pricing Action”);

2.2.4

the circular resolutions of the board of managers of the General Partner acting on behalf of the Issuer as its general partner on its behalf dated June 20, 2019, approving, inter alia, the Offering and the execution of the Opinions Documents by the Issuer (“GP Resolutions acting on behalf of the Issuer”);

2.2.5

the circular resolutions of the board of managers of the General Partner dated June 20, 2019, approving, inter alia, the Offering and the execution of the Opinions Documents by the Issuer (“GP Resolutions” and together with the GP Resolutions acting on behalf of the Issuer and the Pricing Action, the “Resolutions”);

2.2.6	an excerpt pertaining to the Issuer delivered by the RCS, dated July 1, 2019 (“Issuer Excerpt”);

2.2.7	an excerpt pertaining to the GP delivered by the RCS, dated July 1, 2019 (“GP Excerpt” and together with the Issuer Excerpt, the “RCS Excerpts”);

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2.2.8

a certificate of absence of a judicial decision from the RCS (certificat de non-inscription d’une décision judiciaire) pertaining to the Issuer, dated July 1, 2019, with respect to the situation of the Issuer as at June 30, 2019 (“Issuer RCS Certificate”); and

2.2.9

a certificate of absence of a judicial decision from the RCS (certificat de non-inscription d’une décision judiciaire) pertaining to the GP, dated July 1, 2019, with respect to the situation of the GP as at June 30, 2019 (“GP RCS Certificate” and together with the Issuer RCS Certificate, the “RCS Certificates”).

The Opinion Documents and the Corporate Documents are collectively referred to as the “Documents”.

2.3

We have not reviewed any document other than the Documents and we have made no other enquiries, save as expressly stated in this Opinion. We have not reviewed any document incorporated by reference, or referred to, in the Documents (unless included as a Document) and therefore our opinions do not extend to such documents.

3.	SCOPE, INTERPRETATION AND CONDITIONS OF THIS OPINION

3.1

We are solely qualified to assess the meaning of, and to give an opinion on, the terms of the documents which are governed by Luxembourg law. This means that we are not qualified to assess the meaning or consequences of, or to give an opinion on, the terms of the Opinion Documents which are not governed by Luxembourg law. Accordingly our review of such documents has been limited to the terms as they appear on the face thereof, without reference or consideration to the general body of law incorporated therein or made applicable thereto.

3.2

This Opinion is limited to Luxembourg law in force on the date hereof, and as construed and applied by Luxembourg courts in case law published in major Luxembourg legal journals on the date hereof. We have made no investigation of, and do not express nor imply any views or opinions on, the law of any country other than Luxembourg. We do not express nor imply any views or opinions on European Union law as it affects any jurisdiction (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on any matters of direct or indirect taxation, or matters of accounting, regulatory or transfer pricing, nor do we express or imply any views or opinions as to matters of fact. We undertake no obligation to update this Opinion or advise any person of any changes in Luxembourg law, its construction or application.

3.3

This Opinion is given on the express condition, accepted by each person entitled to rely on it (in accordance with paragraph 7.1), that (i) this Opinion and all rights, obligations (whether contractual or non-contractual), issues of interpretation and liabilities, in relation to it are governed by, and shall be construed in accordance with, Luxembourg law, and any actions or claims in relation to it must be brought exclusively before Luxembourg courts, (ii) the liability of DLA Piper Luxembourg in connection with the contents of this

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Opinion is limited in the aggregate to the maximum cover under the professional indemnity insurance of DLA Piper Luxembourg that is available in connection with this Opinion at the time any payment under the claim is to be made, and (iii) this Opinion is issued by, and signed on behalf of, DLA Piper Luxembourg and individuals or legal entities (other than DLA Piper Luxembourg) involved in the rendering of this Opinion or in the services provided by, or on behalf of, DLA Piper Luxembourg cannot be held liable in any manner whatsoever.

3.4

The opinions given in this Opinion are based on the assumptions, and are subject to the qualifications, set out below. No consideration has been given to matters of fact not disclosed to us in the course of our investigations and in accordance with our instructions. They are strictly limited to the commercial contractual matters stated herein and do not extend to any other matter or document whatsoever (other than the Opinion Documents but only to the extent expressly opined upon herein).

4.	ASSUMPTIONS

For the purposes of this Opinion, we have assumed, and not verified the following:

4.1

all factual matters and statements relied upon, or assumed, in this Opinion were and are true, complete, accurate and up-to-date on the date of execution of the Documents (and any documents in connection therewith) and on the date of this Opinion;

4.2	all signatures, stamps and seals are genuine, all original documents are authentic and all copies submitted to us are complete and conform to the originals;

4.3

the information contained, and statements made, in the Resolutions, the RCS Excerpts, the RCS Certificates were and are true, correct, accurate and up-to-date on the date of execution of the Documents, on the date of the Resolutions and on the date of this Opinion, and all decisions and acts, the publication of which is required by applicable laws, have been duly registered within the applicable legal time periods;

4.4

the Opinion Documents and the Resolutions have been executed by the persons mentioned as signatories therein by, or on behalf of, the parties thereto and in the form of the draft version reviewed by us, and all individuals having signed the Opinion Documents and the Resolutions have individual legal capacity (capacité juridique) to do so under all relevant laws and regulations;

4.5	there were no defects in the creation and registration process of the Issuer and General Partner by the notary or the RCS;

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4.6

the Issuer and the General Partner have their central administration (administration centrale) and, for the purposes of the European Regulation No. 2015/848 of 20 May 2015 on insolvency proceedings (recast) (“Insolvency Regulation”), the centre of their main interests (centre des intérêts principaux) located at the place of its registered office (siège statutaire) (as defined under Luxembourg law) in Luxembourg, and has no establishment (as defined, respectively, in the Insolvency Regulation or Luxembourg law) outside Luxembourg;

4.7	the Articles are in full force and effect and have not been amended, rescinded, revoked or declared null and void;

4.8

the Issuer and the General Partner do not carry out any activity in the financial sector on a professional basis (as referred to in the Luxembourg law of 5 April 1993 on the financial sector, as amended), or any activity requiring the granting of a business licence under the Luxembourg law of 2 September 2011 governing the access to the professions of skilled craftsman, trademan, manufacturer, as well as to certain liberal professions, as amended;

4.9

the Resolutions (i) correctly and completely reflect the resolutions made by the board of directors of the Issuer in respect of the transactions contemplated by the Opinion Documents, (ii) have been approved and adopted validly, and (iii) remain in full force and effect, and have not been amended, rescinded, revoked or declared null and void (including any delegation of powers granted therein);

4.10

none of the members of the board of managers of the General Partner has a (potential) conflict of interest with the Issuer in connection with the Opinion Documents, and the transactions contemplated thereby, that would preclude any of them from validly representing the Issuer, as the case may be;

4.11

the execution, entry into and performance by the Issuer of the Opinion Documents, and the transactions in connection therewith, (i) are in its corporate interest, (ii) are with the intent of pursuing profit (but lucratif), (iii) serve its corporate object, and (iv) do not constitute a misuse of corporate assets as referred to under Article 1500-11 of the Luxembourg law of 10 August 1915 on commercial companies, as amended (“1915 Law”);

4.12

the Issuer and the General Partner are not under any contractual obligation to obtain the consent, approval, co-operation, permission or otherwise of any third party or person in connection with the execution of, entry into, or performance of the obligations under, the Opinion Documents;

4.13

each of the parties to the Opinion Documents, other than the Issuer and the General Partner (“Other Parties” and, together with the Issuer and the General Partner, the “Parties”), is validly existing under the laws by which it is purported to be governed (including, without limitation, the laws of the jurisdiction of its place of incorporation, establishment or constitution, registered office or place of central administration, as the case may be), has all requisite power or capacity (corporate or otherwise, including the qualification or licence to carry on its business in its country of incorporation, establishment or constitution) to execute and deliver, and to perform its obligations under, the Opinion Documents, and the Opinion Documents has been duly executed by, or on behalf of, the Other Parties;

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4.14

no winding up, insolvency or other similar proceedings, regimes or officers relating to, or affecting, the rights of creditors generally has been presented, commenced or appointed in respect of any of the Parties;

4.15

there is neither a vitiated consent (vice de consentement) by reason of mistake (erreur), fraud (dol), duress (violence) or inadequacy (lésion), nor an illicit cause (cause illicite) in relation to the Opinion Documents;

4.16

the due compliance by the Parties with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals, orders and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws (other than, but only to the extent expressly opined upon herein, Luxembourg law in respect of the Issuer and the General Partner only) in connection with the execution and entry into the Opinion Documents and the performance of their obligations thereunder (and any documents in connection therewith);

4.17

all acts, conditions or things required to be fulfilled, performed or effected in connection with the execution and entry into the Opinion Documents and the performance of the obligations thereunder, under the laws of any jurisdiction (other than, but only to the extent expressly opined upon herein, Luxembourg law, in respect of the Issuer and the General Partner only) have been duly fulfilled, performed and effected;

4.18

the Opinion Documents, and all obligations thereunder, are legal, valid, binding upon and enforceable against the Parties as a matter of all relevant laws (other than, but only to the extent expressly opined upon herein, Luxembourg law, in respect of the Issuer and the General Partner only) and the obligations thereunder have not been discharged;

4.19

all preconditions to the obligations of the Parties under the Opinion Documents (and any documents in connection therewith) (other than, but only to the extent expressly opined upon herein, under Luxembourg law, in respect of the Issuer and the General Partner only) have been satisfied or waived and there has been, and there will be, no immediate breach of their terms upon their execution and entry into;

4.20

insofar as any obligation of the Parties under the Opinion Documents (or any documents in connection therewith) is to be performed in, or is otherwise affected by the laws of, any jurisdiction other than Luxembourg, its performance would not be illegal or ineffective under the laws of that jurisdiction;

4.21

there are no provisions in the laws of any jurisdiction outside Luxembourg or in the documents mentioned in the Opinion Documents, which would adversely affect, or otherwise have any negative impact on this Opinion;

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4.22

each of the transactions entered into pursuant to, or in connection with, the Opinion Documents and all payments and transfers made by, on behalf of, or in favour of, the Parties are made at arm’s length;

4.23

each of the Parties entered into and will perform its obligations under the Opinion Documents in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including creditors) or to circumvent any mandatory law or regulation of any jurisdiction or contractual arrangement;

4.24	the absence of any other arrangement or agreement between the Parties, which would modify or supersede the terms of the Opinion Documents;

4.25

no Party is resident in or otherwise connected with a territory which is subject to any embargo, sanction or similar restriction imposed by Luxembourg, the United Nations, the European Union, the Organisation for Security and Co-operation in Europe or any other international organisation;

4.26

all obligations under the Opinion Documents are valid, legally binding upon, validly perfected, where required, and enforceable against, the Addressee, to the Opinion Documents (other than, but only to the extent expressly opined upon herein, under Luxembourg law, in respect of the Issuer and the General Partner only); and

4.27	the assumptions above were, are, and will be, true and correct on the date of execution of the Opinion Documents and of this Opinion.

5.	OPINIONS

Without expressing any opinion as to matters or documents other than the Opinion Documents, we are of the following opinion:

5.1	Status - No Record of a Judicial Decision

The Issuer is a société en commandite par actions (partnership limited by shares) incorporated and existing under Luxembourg law for an unlimited duration.

The General Partner is a société à responsabilité limitée (private limited liability company) incorporated and existing under Luxembourg law for an unlimited duration.

According to, and based solely on, the RCS Certificates, as at June 30, 2019, no judicial decisions in respect of bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) or judicial liquidation (liquidation judiciaire), pertaining to the Issuer and the General Partner have been recorded with the RCS.

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5.2	Corporate Power - Due Authorisation

The Issuer acting through the General Partner as its general partner on its behalf and the General Partner have the corporate power and capacity to execute and enter into the Opinion Documents, and to perform the obligations thereunder.

The execution by the Issuer acting through the General Partner as its general partner on its behalf of the Opinion Documents and the performance of its obligations thereunder has been duly authorised by all requisite corporate action under the Articles on the part of the Issuer and the General Partner.

5.3	Due Execution

The Opinion Documents have been duly executed by the Issuer acting through the General Partner as its general partner on its behalf.

5.4	No Conflict

The execution of the Opinion Documents by the Issuer acting through the General Partner as its general partner on its behalf does not result in any violation of (i) the Articles or (ii) the 1915 Law.

5.5	Consents

The execution by the Issuer acting through the General Partner as its general partner on its behalf of the Opinion Documents does not require any authorisation or approval from, action by, notice to or filing with, any government, administration or other state authority or court in Luxembourg.

5.6	No Further Corporate Actions

No further corporate acts or conditions are required by Luxembourg law to be performed or fulfilled in order to (i) enable the Issuer acting through the General Partner as its general partner on its behalf lawfully to enter into the Opinion Documents and (ii) make the Opinion Documents admissible in evidence in Luxembourg.

5.7	Choice of Law

The choice of New York law as the law governing the contractual obligations contained in the Opinion Documents is valid and binding upon Issuer acting through the General Partner as its general partner on its behalf under Luxembourg law in accordance with, and subject to, the European Regulation No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations.

5.8	Submission to jurisdiction

The submission by the Issuer acting through the General Partner as its general partner on its behalf to the jurisdiction of competent New York State courts contained in the Opinion Documents is valid and binding upon the Issuer acting through the General Partner as its general partner on its behalf under Luxembourg law.

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5.10	Enforcement of judgments

A final, conclusive and non-appealable commercial judgment rendered by a competent New York court against the Issuer acting through the General Partner as its general partner on its behalf with respect to the Opinion Documents or the Notes will be recognised and enforced by a Luxembourg court without retrial or examination of the merits of the case subject to the provisions of Articles 678 et seq. of the Luxembourg New Code of Civil Procedure (Nouveau code de procedure civile).

5.11	No immunity

The Issuer acting through the General Partner as its general partner on its behalf is not entitled to claim for itself or any of its assets, revenues or properties any right of immunity from the jurisdiction of any court in Luxembourg or from any legal proceedings taken in Luxembourg under or in respect of the Opinion Documents or the Notes (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

5.12	Luxembourg international public policy or mandatory laws

The obligations expressed to be assumed by the Issuer acting through the General Partner as its general partner on its behalf in the Opinion Documents and the Notes are not contrary to any rules of Luxembourg international public policy (ordre public international) or mandatory laws (lois de police) applicable in this context and in any proceedings commenced in Luxembourg, such obligations would be recognised by the Luxembourg courts as its legal, valid and binding obligations, enforceable in accordance with their terms.

6.	QUALIFICATIONS

This Opinion is subject to the following qualifications:

6.1

this Opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), insolvency, liquidation, reorganisation or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings, regimes or officers relating to, or affecting, the rights of creditors generally (“Insolvency Proceedings”);

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6.2

powers of attorney, mandates (mandats) or appointments of agents (including appointments made for security purposes) may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite being expressed to be irrevocable;

6.3

our opinion that the Issuer and the General Partner are incorporated and exist is based on the Corporate Documents. The Corporate Documents are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, an arrangement with creditors proposed or approved or any other Insolvency Proceedings commenced;

6.4

corporate documents of, and court orders affecting, a Luxembourg company may not be available at the RCS forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Issuer to comply with its filing, notification, reporting and publication obligations under any applicable law;

6.5

documents relating to a Luxembourg company, the publication of which is required by law, will only be valid vis-à-vis third parties from the day of their publication with the Luxembourg Official Gazette (Recueil Electronique des Sociétés et Associations), unless the Issuer proves that the relevant third parties had prior knowledge thereof. Third parties may, however, rely upon said documents even if not yet published. During the fifteen (15) days period following their publication, such documents will be unenforceable vis-à-vis third parties who prove the impossibility for them to have knowledge thereof;

6.6

by application of Article 1200-1 of the 1915 Law, a Luxembourg company not respecting any provision of Luxembourg criminal law or which seriously contravenes any provision of the Luxembourg commercial code or any other Luxembourg law applicable to commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor;

6.7

the registration of the Opinion Documents (and any documents in connection therewith) with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg may be required should the Opinion Documents (and any documents in connection therewith) be produced before an official Luxembourg authority (autorité constituée), attached as an annex to a deed (annexés à un acte) that itself is subject to mandatory registration, or deposited in the minutes of a notary (déposés au rang des minutes d’un notaire). In such cases, a nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered or produced, or in the case of voluntary registration. A Luxembourg court or an official Luxembourg authority may require that the Opinion Documents (and any documents in connection therewith) and any judgment obtained in a foreign court be translated into French or German;

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6.8

a final, conclusive and non-appealable commercial judgment in respect of the Opinion Documents rendered against the Issuer in a competent court of the State of New York or a United States federal court located in the State of New York would be recognised and enforced by Luxembourg courts subject to the applicable enforcement procedure (exequatur) as set out in the relevant provisions of the Luxembourg New Civil Procedure Code. Pursuant to Luxembourg case law, the granting of exequatur is subject to the following requirements:

•	the foreign judgment must be enforceable (exécutoire) in the country of origin;

•	the foreign court must have had jurisdiction both according to its own laws and to the Luxembourg conflict of jurisdiction rules;

•	the foreign procedure must have been regular according to the laws of the country of origin;

•	the foreign judgment must not have violated the rights of defence and must not have been obtained by fraud (fraude à la loi);

•	the foreign court must have applied the law which would have been designated by Luxembourg conflict law of rules, or, at least, the foreign judgment must not have contravened the principles underlying these rules (based on case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court); and

•	the considerations of the foreign judgment must not contravene Luxembourg international public policy.

Luxembourg courts do currently not review the merits of a judgment rendered by a competent court of New York.

6.9

no opinion is given in relation to the accuracy of any representation or warranty given by, or concerning, any of the Parties, or whether any of the Parties has complied with any covenant, undertaking, terms or conditions given by or binding upon them (except to the extent expressly opined upon in this Opinion);

6.10

We do not express, nor imply, any opinion whatsoever on (i) any tax, transfer pricing, regulatory (including, but not limited to, AIFMD and Data Protection regulations), accounting, or public or administrative law, matters, or (ii) the validity or enforceability of the Opinion Documents, the obligations thereunder or the consequences thereof (other than, but only to the extent expressly opined upon herein, under Luxembourg law, in respect of the Issuer and the General Partner only).

7.	MISCELLANEOUS

7.1

We consent to the filing of this Opinion with the SEC as an exhibit to the Issuer’s Current Report on Form 8-K to be filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement.

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7.2

Each person relying on this Opinion agrees, in so relying, that only DLA Piper Luxembourg shall have any liability in connection with this Opinion, and that, except as otherwise required by the Securities Act, the agreement in this clause 7.2 and all liability and other matters relating to this Opinion shall be governed exclusively by Luxembourg law.

7.3

The Issuer may refer to DLA Piper Luxembourg giving this Opinion under the heading “Legal Matters” in the related Preliminary Prospectus Supplement and the Prospectus Supplement included in the Registration Statement.

7.4

Luxembourg legal concepts are expressed in English terms, which may not correspond to the original French or German terms relating thereto. We accept no liability for omissions or inaccuracies attributable to the use of English terms.

7.5

Nothing in this Opinion should be construed as implying that we are familiar with the affairs of any of the Parties, and this Opinion is based solely on the investigations and subject to the limits stated herein. The opinions in this Opinion are strictly limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter or the transactions to which they relate or otherwise. The delivery of this Opinion shall in no event imply or intend, or deem to imply or intend, to provide legal advice or recommendation by us with respect to the appropriateness of (i) the transaction referred to, or described, in the Opinion Documents or (ii) the reliance on this Opinion, which are commercial decisions for the Parties. This Opinion cannot be used, considered, seen or quoted, as a precedent for any other legal opinion, note, memorandum or advice whatsoever given by DLA Piper Luxembourg to the Addressee in the future, and no other opinion is, or may be, implied or inferred herefrom.

Yours faithfully

/s/ Laurent Massinon

DLA PIPER LUXEMBOURG
By:	LAURENT MASSINON
Partner - Avocat à la Cour